UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2006

CHINA WORLD TRADE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-26119
(Commission File Number)

87-0629754
(I.R.S. Employer Identification No.)

3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, The PRC 510620
(Address of Principal Executive Offices) (Zip Code)

011-8620-38780001
(Registrant's Telephone Number, Including Area Code)

_____________________________________________
Former Name or Former Address, if changed since last report

This Current Report on Form 8-K is filed by China World Trade Corporation, a Nevada corporation (the “Registrant”), in connection with the item described below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 28, 2006, the Registrant announced the appointment of Mr. Man Ha to the position of Chief Financial Officer, effective immediately. Mr. Ha had previously served the Registrant in the capacity of Deputy Chief Financial Officer.

Mr. Ha, aged 43, has over 20 years of experience in the areas of auditing, transaction advisory services and commercial fields. In the past, he was executive director, group financial controller and company secretary of several publicly traded companies that were listed on the Hong Kong Stock Exchange.

Mr. Ha holds a Masters Degree in Professional Accounting from the Open University of Hong Kong. He is also a fellow member of The Association of Chartered Certified Accountants and The Hong Kong Institute of Certified Public Accountants.

The Registrant discloses that there are no transactions during the last two years, or proposed transactions, to which the Registrant was or is a party, in which Mr. Ha had or is to have a direct or indirect material interest in excess of $60,000. In addition, the Registrant discloses that it has entered into an employment agreement with Mr. Ha for a twelve-month period that will commence on March 1, 2006, at a monthly salary of HK$45,000 and a sign-on bonus of HK$60,000. Mr. Ha is also entitled to receive employee stock options and year-end bonuses which are awarded at the discretion of the Board of Directors.

On February 28, 2006, Mr. Bernard Chan resigned as Chief Financial Officer of the Registrant, whose resignation coincided with the termination of his employment agreement. In addition, on February 28, 2006, Mr. Chi Kin Ho resigned as an Independent Director and as a member of our Audit Committee.

2

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

China World Trade Corporation

DATED: February 28, 2006	By:	/s/ Chi Ming Chan
Chi Ming Chan Chief Executive Officer

3